Exhibit 99.1

BioCardia Completes Clinical Consultation Process with Japan's PMDA for CardiAMP Cell Therapy System, Advancing Toward Submission of Marketing Approval Application

SUNNYVALE, Calif., November 6, 2026 (GLOBE NEWSWIRE) -- BioCardia®, Inc. (NASDAQ: BCDA), a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today announced that it has completed the process with Japan's Pharmaceuticals and Medical Devices Agency (PMDA) concerning the application materials required to obtain regulatory approval in Japan for its CardiAMP Cell Therapy System ("CardiAMP") for the treatment of ischemic heart failure.

This milestone represents significant progress toward regulatory approval and commercialization of CardiAMP in Japan, one of the world's largest and most sophisticated cardiovascular medical device markets and a country at the forefront of regenerative medicine, including induced pluripotent stem (iPS) cell therapies.

"With the completion of consultations with PMDA regarding our application materials, we are closer to the day when we can provide CardiAMP cell therapy to heart failure patients in Japan," said Peter Altman, Ph.D., Chief Executive Officer of BioCardia. "The extensive work completed with PMDA positions us to initiate the process toward final regulatory approval review. We are targeting the treatment of our first patients in Japan and the realization of commercial revenues in 2028."

CardiAMP is intended to provide patients with ischemic heart failure a minimally invasive, catheter-based autologous cell therapy option. This patient population continues to have significant unmet medical needs despite advances in modern medical and device-based therapies. The therapy has been evaluated in three clinical trials involving more than 200 patient procedures, including two randomized, double-blind, placebo-controlled trials.

Completion of the consultation process does not constitute regulatory approval. The CardiAMP Cell Therapy System remains subject to PMDA review and applicable Japanese regulatory requirements.

About BioCardia

BioCardia, Inc., headquartered in Sunnyvale, California, is a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases. CardiAMP® autologous and CardiALLO™ allogeneic cell therapies are the Company's biotherapeutic platforms, with three cardiac clinical-stage product candidates in development. These therapies are enabled by its Helix™ biotherapeutic delivery and Morph® vascular navigation product platforms, and its Heart3D™ fusion imaging platform under development.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, statements relating to the anticipated submission and potential marketing approval of the CardiAMP Cell Therapy System in Japan, the anticipated duration and outcome of regulatory review, potential reimbursement, commercialization, market opportunity, patient eligibility, and the timing of initial treatments and revenues.

These forward-looking statements are made as of the date of this press release.

Risk factors that could materially affect actual results can be found in BioCardia's Form 10-K filed with the Securities and Exchange Commission on March 24, 2026, under the caption "Risk Factors," and in its subsequently filed Quarterly Reports on Form 10-Q.

BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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MEDIA CONTACT:

Miranda Peto, Investor Relations

mpeto@biocardia.com

(650) 226-0120

INVESTOR CONTACT:
David McClung, Chief Financial Officer

investors@biocardia.com

(650) 226-0120